Exhibit 4.1

AMENDMENT AND TERMINATION OF RIGHTS AGREEMENT

This AMENDMENT AND TERMINATION OF RIGHTS AGREEMENT (this “Amendment and Termination”) is made as of March 13, 2015, between Forestar Group Inc. (f/k/a Forestar Real Estate Group Inc.), a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (the “Rights Agent”). Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Rights Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of December 11, 2007 (the “Rights Agreement”);

WHEREAS, the Board of Directors of the Company has determined to terminate the Rights Agreement and, in furtherance thereof, the Company desires to enter into this Amendment and Termination pursuant to which the Rights Agreement will be amended to (i) accelerate the Final Expiration Date (as defined in the Rights Agreement) and (ii) terminate the Rights Agreement upon the expiration of the Rights (as defined in the Rights Agreement); and

WHEREAS, prior to the Distribution Date (as defined in the Rights Agreement), the Company may, in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement, in any respect without the consent or approval of any holders of shares of Common Stock (as defined in the Rights Agreement).

AMENDMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Amendment of the Rights Agreement.

(a)    Section 7(a)(i) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(i) 5:00 P.M., New York City time, on March 13, 2015 (the “Final Expiration Date”),”.
(b)    Exhibit B of the Rights Agreement (Form of Rights Certificate) is hereby amended to replace the words “December 11, 2017” with the words “March 13, 2015” in all places where such words occur.
(c)    Exhibit C of the Rights Agreement (Summary of Rights to Purchase Preferred Stock) is hereby amended to replace the words “December 11, 2017” with the words “March 13, 2015” in all places where such words occur.

2. Termination. Upon expiration of the Rights in accordance with the terms of the Rights Agreement, as amended hereby, the Rights Agreement shall terminate and be of no further force or effect whatsoever without any further action on the part of the Company or the Rights Agent.

3. Governing Law. This Amendment and Termination, and all questions relating to its validity, interpretation, performance, and enforcement, shall be governed by and construed in accordance with the laws of the state of Delaware, in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

4. Counterparts. This Amendment and Termination may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. A signature to this Amendment and Termination executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

IN WITNESS WHEREOF, the undersigned have executed this Amendment and Termination as of the date first above written.

FORESTAR GROUP INC.

By:	/s/ David M. Grimm
David M. Grimm
Chief Administrative Officer

COMPUTERSHARE TRUST COMPANY, N.A. as Rights Agent

By:	/s/ David Adamson
David Adamson
Vice President